Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2000 relating to the financial statements and financial statement schedules, which appears in Crown Cork & Seal Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 22, 2000 relating to the financial statements, which appears in the Annual Report of Crown Cork & Seal Company, Inc. Retirement Thrift Plan on Form 11-K for the year ended December 31, 1999.

PricewaterhouseCoopers LLP
Philadelphia, PA
December 18, 2000